FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                         CERTIFICATE of AMENDMENT to the
                          CERTIFICATE OF INCORPORATION
                                       of
                      COMPOST AMERICA HOLDING COMPANY, INC.

      Pursuant to the provisions of Section 14A:7-2(2) and Section 14A:7-2(4), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to Certificate of Incorporation:

      1. The name of the corporation is: Compost America Holding Company, Inc.

      2. The following resolution amending the Certificate of Incorporation was duly adopted by the board of directors of the corporation on the 24th day of April, 1998:

            RESOLVED, that the corporation hereby designates a class of preferred shares as Series D preferred stock as more particularly described on the Certificates of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock (no par value per share) of Compost America Holding Company, Inc., attached hereto, and made a part hereof, as Exhibit "A".

      3. The Certificate of Incorporation is amended so that the designation and number of shares of each class and series acted upon in the resolution and the relative rights, preferences and limitations of each such class and series, are as stated in the resolution.

                              Compost America Holding Company, Inc.


                              By:  /s/ Roger E. Tuttle
                                   -------------------------
                                   Name: Roger E. Tuttle
                                   Chairman of the Board, President,
                                   Chief Executive Officer and Treasurer

Dated:  April 27, 1998